EXHIBIT 21.1
                                HCI DIRECT, INC.
                         SUBSIDIARIES OF THE REGISTRANT

     The following table lists each significant subsidiary of HCI Direct, Inc. and its jurisdiction of organization.

                                                                Jurisdiction
                                                                     of
Subsidiary                                                      Organization
- ----------                                                      ------------

U.S. Textile Corporation (100% owned)........................... North Carolina
The Stonebury Group, Inc. (100% owned).......................... Nevada
Hosiery Corporation International, Inc. (100% owned)............ Delaware
Enchantress Hosiery of Canada (100% owned)...................... Ontario, Canada